MANUFACTURING AGREEMENT

This Manufacturing Agreement (the “Agreement”) is effective February ____, 2017 (the “Effective Date”),

BETWEEN:

ELECTRAMECCANICA VEHICLES CORP., an entity incorporated under the laws of the Province of British Columbia, Canada, with an address of Suite 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4 (“EMV”);

AND:
CHONGQING ZONGSHEN AUTOMOBILE INDUSTRY CO., LTD., a company organized and existing under the laws of China, with its head office located at:
Zongshen Industry Zone Banan District, Chongqing PC: 400054(“Manufacturer”)

ELECTRAMECCANICA VEHICLES CORP., （ “EMV”），Suite 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4

Recitals:

WHEREAS EMV has expended considerable time, effort, and resources in the business of designing, manufacturing and selling electronic vehicles; and

EMV在设计、

WHEREAS the Manufacturer desires to manufacture the Products and represents to EMV that Manufacturer has sufficient expertise, resources, and personnel to perform its obligations under this Agreement; and

WHEREAS EMV desires to have Manufacturer act as a manufacturer of the Products on the terms and conditions set forth herein.

EMV。

Therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

1. DEFINITIONS

“GAAP” means International Accounting Standards as promulgated by the International Accounting Standards Board consistently applied.

“Lead-time” is defined as the amount of time between Manufacturer receiving an order and EMV receipt of the goods ordered. The ordering processes are listed in Section 4.

"Products" shall mean the electric vehicle named Solo, together with any accompanying documentation, packaging, or other materials identified (if any). The parties may add or delete Products on mutual agreement.

"Proprietary Rights" shall mean all rights of EMV and its licensors in the Products including, without limitation and whether registered or unregistered other than as required under this agreement, copyright, patent, design patent, trademark, trade dress, trade secret, and publicity rights, arising under applicable law and international conventions.

“Purchase Order” means a written order submitted by EMV to purchase a specific quantity of a Product or Products in accordance with this Agreement. Each Purchase Order shall include the quantity and type of Products to be manufactured and purchased; the unit price; the Product revision level; scheduled delivery dates; and “sold to,” “invoice to,” and “ship to” address.

"Specifications" means the functional, appearance, fit-and-finish and performance specifications (including，without limitation, bills of materials, schematic diagrams, and Product, component and assembly drawings) relating to the testing and manufacturing of each confirmed Product by both parties as provided in writing by EMV to the Manufacturer from time to time.

"Territory" shall be defined as the People’s Republic of China。

2. MANUFACTURING

2.1 Manufacturing License

License to Specifications. Subject to the terms of this Agreement, subject to Manufacturer meeting EMV’s requirements for quality, price and lead-time, EMV hereby grants Manufacturer an exclusive, non-transferable, license (without the right to sublicense) under EMV's Proprietary Rights in the Territory, during the term of this Agreement, to use the Specifications solely for the purpose of manufacturing the Products to fulfil Purchase Orders for EMV.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

License to EMV Firmware. Subject to the terms of this Agreement, subject to Manufacturer meeting EMV’s requirements for quality, price and lead-time, EMV hereby grants Manufacturer an exclusive, non-transferable, license (without the right to sublicense) under EMV's Proprietary Rights in the Territory, during the term of this Agreement, to copy the EMV firmware as may be provided by EMV from time to time onto Product units in the manufacturing process at each EMV-approved Manufacturer manufacturing facility.

Subject to the terms of this Agreement, EMV grants to Manufacturer and Manufacturer accepts, for the term of this Agreement, the right to manufacture the Products only in the Territory as necessary to fulfil Purchase Orders for Products made by EMV, provided that such manufacturing is at Manufacturer's own cost for the purchase of the components of each order as well as assembling cost for finished products and in accordance with this Agreement.

2.2 Specifications

2.2.1 Specification

EMV shall provide the Manufacturer with the Specifications of the Product pursuant to the terms of this Agreement, including 2D drawing of the components (including material, surface treatment, quality standard and testing item etc.), 3D drawing (including detailed structure design), and the Manufacturer shall implement development and manufacturing of the Product only in accordance with the Specifications. In addition, EMV shall provide the Manufacturer with the performance testing criteria and items for the vehicle.

2.2.2

Manufacturer shall keep detailed manufacturing records for all units manufactured. Manufacturer's manufacturing records shall be available to EMV during spot checks and site inspections pursuant to Section 2.4, and upon request to allow EMV to provide such information to certification authorities as may be required.

2.2.3

Manufacturer agrees not to alter the Products from the Specifications (including without limitation their packaging) without EMV's prior written consent. EMV agrees not to alter the Products produced by Manufacturer (including, without limitation their packaging) without Manufacturer’s prior written consent.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

2.2.4

Manufacturer warrants to EMV that the Products assembled or manufactured by Manufacturer will (i) conform in all respects to their Specifications; (ii) will be merchantable, of good material and workmanship, with respect to such assembly or manufacture under normal use and service for three (3) years from the manufacture and assembly of the Products, not including the easily worn parts, list to be confirmed by both parties.

2.3 Preferred Vendors

For the key components, including battery, motor, controller, the Manufacturer shall provide the optional vendors list to EMV according to the capability of the vendors in the Territory. EMV shall specify in writing the preferred vendors list for specific component parts for each of the Products, which may also differ by market based on required standards for such markets. Manufacturer shall acknowledge such preferred vendor component list in writing and warrants that for each component for which preferred vendors are specified such components shall only be sourced from the preferred vendors specified by EMV for each component. Upon an update of the preferred vendor component list by either party, EMV and the Manufacture will negotiate and agree to the updated vendor as well as price and lead time for the Product(s) based on any such sourcing changes.

For the components which are not key components, by its sole discretion, the Manufacturer can determine the vendors list according to the capability of the vendors and warrant the vendors can meet the manufacturing standard of EMV.

2.4 Testing and Inspections

Spot Testing. Upon prior written notice to Manufacturer, EMV or its authorized representative(s) may conduct spot functional tests of the Products at Manufacturer's facility at which Products are being manufactured during Manufacturer's normal business hours. The parties will mutually agree upon the timing of such investigations, which will be conducted in such a manner as not to unduly interfere with Manufacturer's operations. If any Products fail any part of the test procedure set forth on the Specifications, EMV may require such Products to be rejected, and Manufacturer will promptly take all steps necessary to correct such failures at its expense.

Site Inspections. Upon prior written notice to Manufacturer, and subject to the confidentiality provisions herein, EMV will have the right to perform on-site inspections at Manufacturer's manufacturing facilities and Manufacturer will fully cooperate with EMV in that regard at mutually agreed upon times. If an inspection or test is made on Manufacturer's premises, Manufacturer will provide EMV's inspectors with reasonable assistance at no additional charge. In the event that any on-site inspection of the Products indicates that the Products do not conform to the requirements of this Agreement, Manufacturer will not ship such Products until such nonconformity has been cured and only Products meeting the conformance criteria may be shipped.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

2.5 Quality Assurance

Quality Plan. Manufacturer will establish, maintain and manage a quality assurance program for the Products that is reasonable for the industry and sufficient to achieve compliance with the Specifications. The parties will prepare a final product quality evaluation form, and the Products will not be shipped until the parties jointly inspect the quality and complete such forms.

2.6 Engineering Changes.

ECOs. Either EMV or Manufacturer may, from time to time, submit written requests to the other, for engineering change orders ("ECOs") for changes to the Products. ECOs will include documentation of the change to effectively support an investigation of the impact of the engineering change. The Parties agree to discuss the ECO within one month following the request for the ECO. The parties agree that 1 month is a reasonable time period to permit Manufacturer to evaluate ECO impact regarding potential excess manufacturing costs and price, if any, and non-recurring costs, if any.

No Changes. No changes will be made to the Products without EMV's prior written consent and no approved change will be made effective prior to the date approved by EMV in writing. Manufacturer will not change or modify the processes for the Products without EMV's prior written consent. Manufacturer will reimburse EMV for all expenses incurred by EMV to qualify changes to such materials or processes that are undertaken by Manufacturer without EMV's prior written consent.

2.7 Limitations

Title to all Proprietary Rights shall at all times be and remain with EMV and its licensors. Except as expressly authorized by EMV in writing, Manufacturer will not, and will legally require its employees and agents not to: (i) modify, translate, reverse engineer, decompile, disassemble, create derivative works of or copy EMV Products or related documentation; (ii) remove, alter, or cover any copyright or trademark notices or other proprietary rights notices placed by EMV on or in the Products.

2.8 Exclusivity

The manufacturing license granted in this Agreement is exclusive within the Territory.

2.9 Packaging, Advertising and Promotion

Manufacturer shall include the information provided by EMV in the packaging in which the Products are sold and shall modify any of the packaging if requested by EMV.

2.10 Reserved Rights

Except as expressly provided in this Agreement, EMV does not grant any right to Manufacturer to (a) use, copy, or display (except for promotional purposes) the Products; (b) assign, sublicense, or otherwise transfer its rights or delegate its obligations under this Agreement or any of the rights, licenses, Products, or materials to which it applies; or (c) modify, amend, alter or otherwise vary the Products.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

3. SHARING OF INVESTMENT 投资的分摊

3.1 Each of EMV and Manufacturer shall be responsible for certain expenses, for the purposes of carrying out the development of Products, in the following manner:

Activity	Contribution (In Percentage)
	EMV	Manufacturer
Design and Development Costs	****%	****%
Manufacturing equipment (including improvement on existing equipment)		****%
Road Test and Laboratory Tests	****% by EMV for all the road test & laboratory test during R&D stage before finalizing design of overall vehicle and parts by EMV	****% by Manufacturer for all the road test & laboratory test during mass production stage to reach the technical standard after finalizing design of overall vehicle and parts by EMV.
Homologation fees for vehicle and spare parts	****% for EMV’s market.	****% for Manufacturer’s market.
Mould & tooling cost	****%	****%

3.2 The investment of production preparation

The Manufacturer will review and consider the Specifications and the Products provided by EMV, and shall deliver to EMV a list and estimated expense of all necessary equipment, mould, tooling, and performance experiments. Manufacturer will not purchase or develop any such equipment, mould or tooling, and EMV shall bear no such related expense, until EMV has approved of such estimated expenses.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

3.3

Both parties agree with the following timetable for the payment of the mould & tooling cost:
Item	Percentage to be paid by EMV
When Manufacturer begins making mould & tooling	50 % of the total mould & tooling cost 50%
When Manufacturer completes mould & tooling	40 % of the total mould & tooling cost
Delivery of the 1st serial production order	10% of the total mould & tooling cost

3.4 Target Purchase Volume

Under this Agreement, subject to Manufacturer meeting EMV’s requirements for quality, price and lead-time and being granted the manufacturing license hereunder, the minimum purchase volume of the Product (Solo) is 50,000 units within the period of three (3) years (calendar year of 2018, 2019, 2020). In case that EMV fails to reach the target volume within the specified period of the agreement, EMV shall reimburse the Manufacturer the investment of the equipment by the percentage of unachieved volume.

In addition, during the valid period of this agreement, EMV guarantee the annual purchase volume will be not less than the purchase volume of the previous year.

4. FORECASTS AND PURCHASE ORDERS

4.1 Forecasts.

On a periodic basis, EMV shall provide Manufacturer with a latest _6_month rolling forecast of Product requirements (“Forecast”), as currently anticipated pursuant to Exhibit A.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

4.2 Purchase Orders.

EMV will order Products by issuing Purchase Orders to Manufacturer. Each Purchase Order will include, at a minimum, quantities of Product required and the price and Lead-time/requested delivery dates. Manufacturer will confirm whether receipt of, and accept, all Purchase Orders conforming hereto within seven (_7_) business days of receipt for the orders started from the 2nd quarter of 2018. The Manufacturer may need more time to confirm the trial orders at the 1st quarter of 2018. Manufacturer shall base such confirmations on its manufacturing capability and spare reasonable business efforts to satisfy all Purchase Orders that substantially conform with the most recent Forecast issued by EMV.

For purposes of this Agreement, Purchase Orders must be submitted to Manufacturer, either via mail or electronic mail, to the following address:

CHONGQING ZONGSHEN AUTOMOBILE INDUSTRY CO., LTD.
Zongshen Industry Zone Ba’nan District, Chongqing CHINA
400054
Email: ●
Phone: +86 ●
Mobile: +86 ●

Manufacturer will notify EMV for any change of the mailing address, email address and the sales coordinator.

4.3 Manufacturer Assessment

Based on the Forecast, EMV and Manufacturer shall meet at least quarterly to set and update mutually agreeable key performance targets in a variety of areas including, without limitations, annual pricing, Lead-time, quality and on-time delivery. EMV shall evaluate Manufacturer’s performance against such targets and the parties shall agree corrective actions.

4.4 Response Time.

Manufacturer shall make commercially reasonable efforts to manufacture and deliver Products in accordance with the Purchase Orders issued by EMV. If Manufacturer is unable to meet the delivery schedule set forth in a Purchase Order, Manufacturer shall notify EMV within_seven (_7_) business days following EMV’s issuance of such Purchase Order. If Manufacturer subsequently becomes aware of circumstances that may lead to delays in delivery, Manufacturer shall notify EMV as soon as reasonably possible.

The Manufacturer will make commercially reasonable efforts to deliver Products on or prior to the delivery date indicated on the Purchase Order (the “Delivery Target”). In order for a Product to be included as an on time delivery each Product needs to also meet all Specifications. The assessment of whether the Delivery Target has been achieved shall be calculated on a per shipment basis.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

4.5 Order Adjustments.

4.5.1 Order Quantity Adjustment

After Manufacturer’s acceptance of Purchase Order, in case of order quantity adjustment within the lead time set forth in each Purchase Order, EMV shall inform Manufacturer in written form as soon as reasonably possible. Manufacturer will use commercially reasonable efforts to meet increases/decreases requested by EMV, and will quote any applicable charges resulting from changes in costs associated with such quantity adjustment following the issuance of a Purchaser Order. EMV shall bear such charges, subject to an updated Purchase Order being signed by both parties.

4.5.2 Order Specification Adjustment

After Manufacturer’s acceptance of Purchase Order, in case of order specification adjustment within the lead time set forth in each Purchase Order, EMV shall inform Manufacturer in written form as soon as reasonably possible. Manufacturer will use commercially reasonable efforts to meet changes requested by EMV, and will quote any applicable charges resulting from changes in costs and lead time associated with such specification adjustment. EMV shall bear such charges, subject to an updated Purchase Order being signed by both parties. In the event that any such specification adjustment results in Manufacturer accumulating stock, which is no longer suitable for use by Manufacturer in mass production, EMV shall reimburse the costs actually incurred by Manufacturer.

4.6 Rescheduling of Delivery Date

EMV may reschedule the delivery of Products by sending Manufacturer a written change order pursuant to the schedule set forth in each Purchase Order. Manufacturer agrees to use commercially reasonable efforts to accommodate requests for rescheduling (acceleration and delay), and before accepting such rescheduling requests, will quote any applicable charges resulting from changes in costs associated with such rescheduling, which charges shall be the sole responsibility of EMV, subject to an updated Purchase Order being signed by both parties.

4.7 Cancellations

In the event that EMV desires to cancel some quantity of Products ordered under a Purchase Order, Manufacturer shall, upon receipt of such written notice, stop work to the extent specified therein. EMV agrees to pay Manufacturer for completed work and work-in-process, under the same terms and conditions as set out in section 5 below, that cannot be used to fill other orders, including Manufacturer’s costs for actual and reasonable labor and supplies incurred pursuant to Purchase Orders [up to the date of receipt of notice of cancellation].

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

4.8 Cancellation Documentation

Manufacturer will provide EMV with documentation adequate to support such claim for cancellation charges. Notwithstanding the foregoing, EMV shall have no obligation to pay cancellation charges where cancellations are the result of any failure of Manufacturer to perform its obligations under this Agreement. Upon payment of the cancellation charges, all Products, components, work-in-process, non-useable, and non-returnable/non-cancelable components in-house or on order shall become the property of EMV. Upon the request of EMV, all such Products, components, and work-in-process shall be shipped to EMV in accordance with the shipment terms below. The parties should use commercially reasonable efforts to resolve any disagreement for the cancellation charges or cancellation issues.

5. COMMERCIAL CLAUSE

5.1 Invoices and Payment

5.1.1 EMV shall pay 30% of total amount of a Purchase Order as a deposit after Manufacturer receives EMV’s order, and then Manufacturer shall schedule the production.
5.1.2 Manufacturer will invoice EMV for Products net ten (10) days from when the parties sign the Quality Evaluation Form to confirm delivery of Products.
5.1.3 EMV shall pay 70% of total amount of a Purchase Order within ten (10) days of receipt of Manufacturer’s invoice as provided in Section 5.1.2 above.
5.1.4 The product settlement shall be in Chinese Yuan.

5.2 Pricing

The price of Products will be determined by both parties at the beginning of each calendar year.

The Manufacturer shall have the right to make modifications to Product pricing during a given year when the prices of raw materials, within the order cycle, experience massive variations in prices (massive variations in prices refer to the monthly average price changes of five main raw materials: steel, aluminum, copper, composite materials, engineering plastics exceed 5% from window query of Chinese futures trading), upon providing EMV with not less than sixty (60) days’ notice of such price change, provided that no such price changes will apply to any Purchase Order already submitted by EMV at such time, or within such sixty (60) day period.

Subject to the above, if there is a change on export tax policy in China, the Manufacturer shall inform EMV in writing as soon as possible and both parties shall confirm any price changes and Purchase Orders which will be applied with new price prior to any change in price being effective.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

5.3 Packaging and Shipping.

Manufacturer shall package each Product in accordance with EMV’s Specifications, or, if not specified by EMV, in accordance with generally accepted commercial standards. All shipments made by Manufacturer to EMV or to EMV’ customers shall be in accordance with the shipping term stated in EMV’s Purchase Order. Shipments will be made in accordance with EMV’s specific routing instructions, including method of carrier to be used. EMV shall be responsible for all shipping costs resulting from the shipment of Products in accordance with its Purchase Orders.

5.4 Taxes.

EMV shall be responsible for customs taxes or duties resulting from the sale or shipment of Products in accordance with its Purchase Orders.
Manufacturer shall be responsible for value added, sales and use or similar taxes levied by the Peoples Republic of China resulting from the acquisition of components used in the manufacture of Products in accordance with the Purchase Orders.

5.5 Shipping Reports.

Manufacturer shall provide written shipping reports to EMV for each delivery. Such reports shall include information concerning all shipments of Products on that day, including type of Products, quantities, and name/address of shipping destination.

5.6 Inspection and Claim

EMV has the right to examine the goods on arrival and has Fifteen (15) business days to notify Manufacturer of any claim for damages on account of the condition, grade or quality of the goods, or non-conformity to the Specifications. The notice must set forth the basis of the claim in reasonable detail. EMV acknowledges that failure to notify Manufacturer of a claim within specified period in reasonable detail shall constitute acceptance of the goods.
Within 15 working days upon receiving the Claim Notice from EMV, the Manufacturer shall analyze and respond to the Claim. The Manufacturer shall promptly replace or repair, at its sole expense, any defective Products arising from the assembly or manufacturing by the Manufacturer due to failure of the set Standard and Specification within the Product Warranty Period, including without limitations related shipping expenses. The replacement parts are preferred to be shipped by vessel together with the next shipment of mass production order. Shipment by air will be confirmed by both parties in emergency case.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

6. MARKETING REGIONS 销售区域

EMV and the Manufacturer agree that the Manufacturer will be responsible for marketing of the Products in the region of Asia (India not included).

Within Japan, the Manufacturer will supply the components to any assembler appointed by EMV, subject to any further agreement to be negotiated in good faith by both parties to specify details.

7. INTELLECTUAL PROPERTY

7.1 Ownership

EMV represents and warrants to the Manufacturer that it has title and/or right to use and to license the Proprietary Rights to the Manufacturer hereunder.

7.2 EMV Liability

EMV shall protect, defend, hold harmless, indemnify and reimburse Manufacturer from and against any liability, cost or expense arising from a claim that the Products constitute an infringement of any third party’s intellectual property right or any other right. In the event that any suit, action involving any claim against Manufacturer based upon the use hereunder of drawings and technical information provided by EMV, Manufacturer shall notify EMV within ten(10) business days in written form. EMV shall bear all costs, including, without limitations attorneys’ fees, and damages finally awarded against Manufacturer or any amount paid in settlement which is attributable to any such allegation or claim.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

8. TERMINATION

8.1 Term

This Agreement shall have a term of four (4) years from the effective date first set forth above, and shall automatically renew for additional one year terms unless earlier terminated by either party.

8.2 Termination

EMV may terminate this Agreement in the event the Manufacturer fails to achieve satisfactory assessments in two consecutive assessments conducted in accordance with section 4.3 and the Manufacturer has failed to take corrective action to substantially meet the performance targets agreed by EMV and the Manufacturer within180 days of the second assessment.

Either party may terminate this Agreement in the event of a material breach of the Agreement provided such breach is not remedied within _sixty_ (_60_) calendar days following delivery of notice of such breach.

8.3 Automatic Termination

This Agreement shall be terminated automatically, without notice, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings, (ii) upon either parties making an assignment for the benefit of creditors, or (iii) upon either parties dissolution.

8.4 Effect of Termination

Upon the termination of this Agreement by either party: (i) the rights and licenses granted to Manufacturer pursuant to this Agreement (including, without limitation the right to manufacture) will automatically cease; (ii) all payments owing from EMV to Manufacturer shall become immediately due and payable upon termination; (iii) all EMV trademarks, marks, trade names, patents, copyrights, designs, drawings, formulae or other data, photographs, samples, literature, and sales aids of every kind shall remain the property of EMV; and (iv) within sixty (_60_) business days after the termination of this Agreement, Manufacturer shall prepare all such items in its possession for shipment, as EMV may direct, at EMV's expense. Manufacturer shall not make or retain any copies of any confidential items or information which may have been entrusted to it.

8.5 Survival Provisions

If this Agreement is terminated for any reason, those provisions which by their nature would survive such termination, including without limitations section 9 and section 10, will survive termination. Termination shall not affect any other rights which either party may have at law or in equity.

9. CONFIDENTIALITY

9.1 Definitions

For purposes of this Agreement, "Confidential Information" of a party means information or materials disclosed or otherwise provided by such party ("Disclosing Party") to the other party ("Receiving Party") that are marked or otherwise identified as confidential or proprietary, or which are known or ought to be known to be their nature or the nature of disclosure to be confidential.
Without limitation of the generality of the foregoing, and notwithstanding any exclusions described below, "Confidential Information" of EMV includes the EMV Proprietary Rights, including any portion thereof, modifications and derivatives thereof, and information or materials derived therefrom.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

9.2 Use of Confidential Information

The Receiving Party shall not use Confidential Information of the Disclosing Party for any purpose other than in furtherance of this Agreement and the activities described herein. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any third parties except as otherwise permitted hereunder. The Receiving Party may disclose Confidential Information of the Disclosing Party only to those employees, contractors or consultants who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including, without limitation, provisions relating to non-use and nondisclosure) no less strict than those required by the Receiving Party for its own comparable Confidential Information. The Receiving Party shall maintain Confidential Information of the Disclosing Party with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Any copies of the Disclosing Party's Confidential Information shall be identified as belonging to the Disclosing Party and prominently marked "Confidential."

9.3 Exemptions

Notwithstanding the foregoing, the Receiving Party’s confidentiality obligations will not apply to Confidential Information which (i) is already in the Receiving Party’s possession at the time of disclosure to the Receiving Party, (ii) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party, (iii) is obtained by the Receiving Party from an unrelated third party without a duty of confidentiality, or (iv) is independently developed by the Receiving Party.

9.4 Judicial Action

This Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation, provided that, in such event, the Receiving Party shall promptly notify the Disclosing Party to allow intervention (and shall cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order). Each party shall advise the other party in writing of any misappropriation or misuse of Confidential Information of the other party of which the notifying party becomes aware.

9.5 Remedies

Each party (as Receiving Party) acknowledges that the Disclosing Party considers its Confidential Information to contain trade secrets of the Disclosing Party and that any unauthorized use or disclosure of such information would cause the Disclosing Party irreparable harm for which its remedies at law would be inadequate. Accordingly, each party (as Receiving Party) acknowledges and agrees that the Disclosing Party shall be entitled, in addition to any other remedies available to it at law or in equity, to the issuance of injunctive relief, without bond, enjoining any breach or threatened breach of the Receiving Party's obligations hereunder with respect to the Confidential Information of the Disclosing Party, and such further relief as any court of competent jurisdiction may deem just and proper.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

9.6 Expiration of Agreement

Upon (i) the expiration of this Agreement or termination of this Agreement by mutual agreement of the parties, or (ii) termination of the Manufacturer's rights under Section 8, above, each party (as Receiving Party) shall immediately return to the Disclosing Party all Confidential Information of the Disclosing Party embodied in tangible (including electronic) form, or, at the option of the Disclosing Party, certify in writing to the Disclosing Party that all such Confidential Information has been destroyed.

9.7 Exceptions

Each party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information of the other party; provided that each party may disclose the terms and conditions of this Agreement: (i) as required by judicial order or other legal obligation, provided that, in such event, the party subject to such obligation shall promptly notify the other party to allow intervention (and shall cooperate with the other party) to contest or minimize the scope of the disclosure (including application for a protective order); (ii) as required by the applicable securities laws, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder; (iii) in confidence, to legal counsel; (iv) in confidence, to accountants, banks, and financing sources and their advisors; and (v) in confidence, in connection with the enforcement of this Agreement or any rights hereunder; and (vi) in confidence (on a counsel-only basis), to outside counsel for a third party which plans to acquire all or substantially all the equity or assets of, or to merge with, such party, in connection with a "due diligence" investigation for such a transaction.

9.8 Reverse Engineering

The Manufacturer shall not disassemble, decompile or otherwise reverse engineer the Product unless for failure mode analysis investigation.

10. GENERAL TERMS

10.1 Non-assignability and Binding Effect

Neither Party shall assign any of its rights or obligations under this Agreement to any third party directly or indirectly without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

10.2 Notices

Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service, or E-mail and other digital communication system , with return receipt requested, to a party at its address first set forth above or as amended by notice pursuant to this subsection. If not received sooner, notice by any of these methods shall be deemed to occur _seven_(7) business days after deposit.

10.3 Compliance with Local Laws
Manufacturer will comply with all applicable laws, restrictions and regulations in the Peoples Republic of China. EMV will comply with all applicable laws, restrictions and regulations in Canada.

10.4 Arbitration and Governing Law

All disputes arising out of or in connection with this contract, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by administered by the Hong Kong International Arbitration Centre (HKIAC) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of International Arbitration. The place of arbitration shall be Hong Kong.This Agreement shall be governed by and construed under the laws of Hong Kong without regard to choice of laws principles. The language of arbitration shall be English

10.5 Partial Invalidity

If any provision of this Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect, and the invalid or unenforceable provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

10.6 No Agency

The parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either party the agent of the other party for any purpose or in any sense whatsoever, or constitute the parties as partners or joint venturers.

10.7 No Waiver

No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way effect the ability of either party to enforce each and every such provision thereafter.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

10.8 No Publicity

Either party, or any entity or representative acting on behalf of the Party, shall not refer to the other party, the Products and information furnished pursuant to the provisions of this contract in any press release or commercial advertising, or in connection with any news release or commercial advertising, without first obtaining explicit written consent to do so from the other party. The party, within 2 working days upon receiving the request for publicity from the other party, shall reply the other party.

10.9 Force Majeure

Non-performance by either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, or governmental acts, orders or restrictions; provided that the party unable to so perform uses commercially reasonable efforts to mitigate the impact of such non-performance. Notwithstanding any such efforts, any such non-performance shall be cause for termination of this Agreement by the other party if the non-performance continues for more than six (6) months.

10.10 Attorneys' Fees

The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including costs and reasonable attorneys' fees.

10.11 Entire Agreement

This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties.

10.12 Counterparts

This Agreement may be executed in two or more counterparts and all counterparts so executed shall for all purposes constitute one agreement, binding on all parties hereto.

10.13 Language & Text

This Agreement is made out in Chinese and English, both of which are of the same legal effect. Where any inconsistency occurs in account of the interpretation of these two texts, the English text shall be deemed superior.

10.14 Effectiveness

This agreement shall come into effect immediately when it is signed by duly authoried representatives of both parties.

[Signature Page Follows]

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed on the date indicated above.

ELECTRAMECCANICA VEHICLES CORP.

s/ Jerry Kroll
Name: Jerry Kroll
Title: CEO and General Manager

CHONGQING ZONGSHEN AUTOMOBILE INDUSTRY CO., LTD.

/s Liu Gang
Name: LIU GANG
Title: Authorized Signatory

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

EXHIBIT A
3-YEAR PRODUCTION CAPACITY FORECAST

Total
2018	5000
2019	20000
2020	50000
Total	75000

1. At the 1st stage, the facility & equipment is planned to be equipped according to 30,000 units/year as production capability.

2. Production capability can be adjusted to 50,000 units/year or even more according to market demand at the 2nd stage.

3. The investment on facility & equipment at the 1st stage will be discussed and confirmed according to the Development Timetable.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit B
SOLO DEVELOPMENT TIMETABLE
Ref no.	Key Activity	Responsible party	Output	Target Finish Date	Remarks
1	Optimize design on 3D data	ZS	Evaluation report on 3D data	****
2	First round CAE analysis on optimized 3D data	ZS	CAE analysis report	****
3	Confirm suppliers	ZS	Suppliers list	****
4	Calculation on cost, including vehicle’s components cost, tooling cost, testing cost on vehicle and components	ZS	List of vehicle’s components cost, toolings cost, vehicle and components test cost	****
5	Improvement & modification on optimized 3D design and second round CAE analysis	ZS	3D data, evaluation report and CAE analysis report	****
6	Prototype and evaluation	ZS & EMV	3 units of prototype and evaluation report	****	EMV engineer at ZS for evaluation & confirmation
7	Molding Sample	ZS	Sample assembly and evaluation report	****
8	Performance testing and sample improvement & modification	ZS	Testing report & improvement plan	****
9	Sample homologation	EMV	Certificate	****
10	Small batch samples & test	ZS	1.sample, 2. Test report	****
11	Improvement & modification on small batch samples	ZS	Complete technical data after improvement	****
12	Small batch production	ZS	10 units sample	****	****, 10 units for each month
Notes：1. The timetable is based on the arrival date of the sample from EMV. 2. Each item shall be subject to the finish date of the previous item. 3. Both parties shall try best to find an optimized solution in case of any problems which may lead to delay of the project.

* Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.